UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2017

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	75-3056237
(State or other jurisdiction of incorporation)	(SEC File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington		98660
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Private Placements

Between November 30, 2017 and December 5, 2017, CytoDyn Inc., a Delaware corporation (the “Company”), issued in private placements to accredited investors (the “Private Placements”) an aggregate of 1,924,000 shares of its common stock, par value $0.001 per share, together with warrants to purchase an aggregate of 1,924,000 shares of common stock at an exercise price of $0.75 per share. The securities were issued at a combined purchase price of $0.50 per fixed combination of one share of common stock and one warrant to purchase one share of common stock, for aggregate gross proceeds to the Company of approximately $962,000. The warrants have a five-year term and are immediately exercisable. Copies of the forms of warrant and subscription agreement are incorporated herein by reference to Exhibits 4.1 and 10.1, respectively, to the Form 8-K filed on November 8, 2017.

As a fee to the placement agent, the Company has agreed to pay a cash fee equal to 12% of the gross proceeds received from qualified investors in the offering, or $96,720 for the Private Placement closings to which this Form 8-K relates, as well as a one-time non-accountable expense fee of $25,000 in the aggregate for all closings in this offering, which was paid on November 30, 2017. The Company also agreed to grant the placement agent or its designees warrants to purchase up to 10% of the number of shares of common stock sold to qualified investors in the offering, or 161,200 shares for the Private Placement closings to which this Form 8-K relates, on terms similar to the investor warrants described above.

The Company relied on the exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended, in connection with the foregoing transactions.

Make-Whole Agreements

On November 30, 2017, the Company completed the offer and sale (the “Make-Whole Offering”) of an aggregate of 503,015 shares of Common Stock (the “Make-Whole Shares”) and warrants to purchase up to 251,504 shares of common stock (the “Make-Whole Warrants” and, collectively with the Make-Whole Shares, the “Make-Whole Securities”) to the investors in the Company’s September 8, 2017 registered direct offering, the terms of which were previously reported in the Form 8-K filed on September 8, 2017.

The Make-Whole Securities were offered pursuant to a form of Waiver and Subscription Agreement (the “Waiver and Subscription Agreement”), which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference. The Make-Whole Securities represent the difference in the numbers of shares of Common Stock and warrants that would have been sold to investors in the September 8, 2017 offering had the reduced purchase price of $0.65 per share of Common Stock and related Warrants in the October 11, 2017 registered direct offering (as compared to $0.75 in the September 8, 2017 offering) and the reduced warrant exercise price of $0.75 in the October 11, 2017 offering (as compared to $1.00 in the September 8, 2017 offering) applied to the September 8, 2017 offering as well. The Make-Whole Securities were offered as consideration for the release of certain claims by participating investors. In connection with these arrangements, the exercise prices of any warrants previously sold in the September 8, 2017 offering to participating investors has also been reduced to $0.75 from $1.00. In addition, warrants previously issued to the placement agent (or its designees) in respect of participating investors have also been proportionately adjusted to reflect a reduced exercise price of $0.715 (as compared to $0.825 in the September 8, 2017 offering) and 26,702 additional shares.

The Company relied on the exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended, in connection with the issuance of the Make-Whole Securities. The foregoing summary of the terms of the Make-Whole Offering and the Make-Whole Securities is subject to, and qualified in its entirety by, the form of Waiver and Subscription Agreement.

Consultant Warrant

On November 30, 2017, the Company issued a warrant (the “Consultant Warrant”) for 100,000 shares of Common Stock to a third-party consultant, as consideration for services provided. The Consultant Warrant is fully vested and exercisable at a price of $0.75 per share and will expire five years from the date of issuance. The Company relied on the exemption from registration afforded by Section 4(a)(2) of the Securities Act in connection with the issuance of the Consultant Warrant. A copy of the form of the Consultant Warrant is incorporated herein by reference to Exhibit 4.4 to the Form 8-K filed on June 22, 2017.

After giving effect to the Private Placements, the Make-Whole Offering and the issuance of the Consultant Warrant, as of December 5, 2017, there were an aggregate of 165,617,154 shares of common stock outstanding, and aggregate warrants to purchase 78,143,520 shares of common stock with a weighted average exercise price of $0.82 per share.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K filed on November 8, 2017).

4.2	Form of Consultant Warrant (incorporated by reference to Exhibit 4.4 to the Form 8-K filed on June 22, 2017).

10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on November 8, 2017).

10.2	Form of Waiver and Subscription Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

December 6, 2017	By:	/s/ Michael D. Mulholland
		Name:	Michael D. Mulholland
		Title:	Chief Financial Officer